Execution Copy

Exhibit 10.2

WEST PHARMACEUTICAL SERVICES, INC.

MULTI-CURRENCY

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

DATED AS OF FEBRUARY 27, 2006

20,374,898.13 PRINCIPAL AMOUNT OF 4.215% SERIES A SENIOR NOTES DUE FEBRUARY 27, 2013

61,124,694.38 PRINCIPAL AMOUNT OF 4.38% SERIES B SENIOR NOTES DUE FEBRUARY 27, 2016

UP TO $50,000,000 (OR FOREIGN CURRENCY EQUIVALENT)

PRIVATE SHELF FACILITY

Page

1.	AUTHORIZATION OF NOTES		1
	1.1.	Authorization of Issue of Initial Notes	1
	1.2.	Authorization of Issue of Shelf Notes	2
2.	SALE AND PURCHASE OF NOTES		2
	2.1.	Sale and Purchase of Initial Notes	2
	2.2.	Purchase and Sale of Shelf Notes	3
3.	INTENTIONALLY OMITTED		7
4.	CONDITIONS TO CLOSINGS		7
	4.1.	Certain Documents.	8
	4.2.	Representations and Warranties	8
	4.3.	Performance; No Default	8
	4.4.	Compliance Certificates	9
	4.5.	Opinions of Counsel	10
	4.6.	Purchase Permitted by Applicable Law, etc	10
	4.7.	Payment of Facility Fees	10
	4.8.	Payment of Special Counsel Fees	10
	4.9.	Private Placement Number	10
	4.10.	Changes in Corporate Structure	11
	4.11.	Funding Instructions for Initial Notes	11
	4.12.	Proceedings and Documents	11
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11
	5.1.	Organization; Power and Authority	11
	5.2.	Authorization, etc	11
	5.3.	Disclosure	12
	5.4.	Organization and Ownership of Shares of Subsidiaries	12
	5.5.	Financial Statements; Material Liabilities	13
	5.6.	Compliance with Laws, Other Instruments, etc	13
	5.7.	Governmental Authorizations, etc	13
	5.8.	Litigation; Observance of Agreements, Statutes and Orders	13
	5.9.	Taxes	14
	5.10.	Title to Property; Leases	14
	5.11.	Licenses, Permits, etc	14

i

(continued)

Page

	5.12.	Compliance with ERISA	15
	5.13.	Private Offering by the Company	16
	5.14.	Use of Proceeds; Margin Regulations	16
	5.15.	Existing Indebtedness	16
	5.16.	Foreign Assets Control Regulations, etc	17
	5.17.	Status under Certain Statutes	17
	5.18.	Environmental Matters	17
	5.19.	Notes Rank Pari Passu	18
6.	REPRESENTATIONS OF THE PURCHASERS		18
	6.1.	Purchase for Investment.	18
	6.2.	Accredited Investor	18
	6.3.	Source of Funds	18
7.	INFORMATION AS TO COMPANY, ETC		20
	7.1.	Financial and Business Information	20
	7.2.	Officer’s Certificate	22
	7.3.	Inspection	22
8.	PREPAYMENT OF NOTES		23
	8.1.	Payment at Maturity	23
	8.2.	Required Prepayments of Shelf Notes	23
	8.3.	Optional Prepayment With Make-Whole Amount	23
	8.4.	Prepayment in connection with Asset Disposition	24
	8.5.	Allocation of Partial Prepayments	24
	8.6.	Maturity; Surrender, etc	24
	8.7.	Purchase of Notes	25
	8.8.	Make-Whole Amount	25
9.	AFFIRMATIVE COVENANTS		26
	9.1.	Compliance with Law	27
	9.2.	Insurance	27
	9.3.	Maintenance of Properties	27
	9.4.	Payment of Taxes and Claims	27
	9.5.	Corporate Existence, etc	27
	9.6.	Notes to Rank Pari Passu.	28

ii

(continued)

Page

	9.7.	Books and Records.	28
	9.8.	Noteholder Guaranty	28
10.	NEGATIVE COVENANTS		28
	10.1.	Transactions with Affiliates	28
	10.2.	Line of Business	28
	10.3.	Leverage Ratio	29
	10.4.	Priority Debt	29
	10.5.	Interest Charges Coverage Ratio	29
	10.6.	Merger, Consolidation, etc	29
	10.7.	Sale of Assets, etc	30
	10.8.	Liens	30
	10.9.	Consolidated Net Worth	33
	10.10.	Limitation on Acquisitions	33
	10.11.	Terrorism Sanctions Regulations	33
11.	EVENTS OF DEFAULT		33
12.	REMEDIES ON DEFAULT, ETC		35
	12.1.	Acceleration	35
	12.2.	Other Remedies	36
	12.3.	Rescission	36
	12.4.	Notice of Acceleration or Rescission.	36
	12.5.	No Waivers or Election of Remedies, Expenses, etc	37
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		37
	13.1.	Registration of Notes	37
	13.2.	Transfer and Exchange of Notes	37
	13.3.	Replacement of Notes	38
14.	PAYMENTS ON NOTES		38
	14.1.	Place of Payment	38
	14.2.	Home Office Payment	38
15.	EXPENSES, ETC		39
	15.1.	Transaction Expenses	39
	15.2.	Survival	39
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		39

iii

(continued)

Page

17.	AMENDMENT AND WAIVER		39
	17.1.	Requirements	39
	17.2.	Solicitation of Holders of Notes	40
	17.3.	Binding Effect, etc	40
	17.4.	Notes held by Company, etc	40
18.	NOTICES		41
19.	REPRODUCTION OF DOCUMENTS		41
20.	CONFIDENTIAL INFORMATION		42
21.	SUBSTITUTION OF PURCHASER		43
22.	MISCELLANEOUS		43
	22.1.	Successors and Assigns	43
	22.2.	Payments Due on Non-Business Days	43
	22.3.	Accounting Terms; Modifications to GAAP	44
	22.4.	Severability	44
	22.5.	Construction, etc	44
	22.6.	Counterparts	45
	22.7.	Governing Law	45
	22.8.	Payment Currency	45
	22.9.	Payments Free and Clear of Taxes.	45
	22.10.	Jurisdiction and Process; Waiver of Jury Trial	46

iv

SCHEDULES & EXHIBITS

SCHEDULE A	--	Information Relating to Purchasers
SCHEDULE B	--	Defined Terms
SCHEDULE 4.10	--	Changes in Corporate Structure
SCHEDULE 5.3	--	Disclosure Materials
SCHEDULE 5.4	--	Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 5.5	--	Financial Statements
SCHEDULE 5.8	--	Certain Litigation
SCHEDULE 5.11	--	Licenses; Permits; etc.
SCHEDULE 5.12	--	ERISA
SCHEDULE 5.15	--	Existing Indebtedness
SCHEDULE 10.2	--	Line of Business
EXHIBIT A-1	--	Form of 4.215% Series A Senior Note due February 27, 2013
EXHIBIT A-2	--	Form of 4.38% Series B Senior Note due February 27, 2016
EXHIBIT A-3	--	Form of Shelf Note
EXHIBIT B	--	Form of Request for Purchase
EXHIBIT C	--	Form of Confirmation of Acceptance
EXHIBIT D	--	Form of Subsidiary Guaranty
EXHIBIT E	--	Form of Lender Joinder Agreement
EXHIBIT F	--	Form of Confirmation of Subsidiary Guaranty
EXHIBIT 4.5(a)	--	Form of Opinion of Special Counsel for the Obligors
EXHIBIT 4.5(b)	--	Form of Opinion of Special Counsel for the Purchasers

v

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive

P.O. Box 645

Lionville, PA 19341 0645

20,374,898.13 PRINCIPAL AMOUNT OF 4.215% SERIES A SENIOR NOTES DUE FEBRUARY 27, 2013

61,124,694.38 PRINCIPAL AMOUNT OF 4.38% SERIES B SENIOR NOTES DUE FEBRUARY 27, 2016

UP TO $50,000,000 (OR FOREIGN CURRENCY EQUIVALENT)

PRIVATE SHELF FACILITY

Dated as of February 27, 2006

The Prudential Insurance Company of America

Prudential Retirement Insurance and Annuity Company

Pruco Life Insurance Company

Pruco Life Insurance Company of New Jersey

American Skandia Life Assurance Corporation

Each Prudential Affiliate (as hereinafter

defined) which becomes bound by

certain provisions of this Agreement

as hereinafter provided (together with

the other institutions referred to above,

the “Purchasers”), and

Prudential Investment Management, Inc. (“Prudential”)

c/o Prudential Capital Group

1114 Avenue of the Americas, 30th Floor

New York, NY 10036

Ladies and Gentlemen:

WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation (together with its successors and assigns, the “Company”) hereby agrees with you as follows:

1.	AUTHORIZATION OF NOTES
1.1.	Authorization of Issue of Initial Notes.

The Company will authorize the issue of its (i) Series A Senior Notes (the “Series A Notes”) in the aggregate principal amount of €20,374,898.13, to be dated the date of issue thereof, to mature February 27, 2013, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.215% per annum and on overdue principal, Make-Whole Amount and interest at the rate specified therein, and to be substantially in the form of

Exhibit A-1 attached hereto, and (ii) Series B Senior Notes (the “Series B Notes” and, together with the Series A Notes, collectively, the “Initial Notes”) in the aggregate principal amount of €61,124,694.38, to be dated the date of issue thereof, to mature February 27, 2016, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.38% per annum and on overdue principal, Make-Whole Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Series A Note”, “Series A Notes”, “Series B Note” and “Series B Notes” as used herein shall include each Series A Note and Series B Note, as applicable, delivered pursuant to any provision of this Agreement and each Series A Note and Series B Note, as applicable, delivered in substitution or exchange for any such Series A Note or Series B Note pursuant to any such provision, as any such Series A Note or Series B Note, as the case may be, is amended, restated, replaced or otherwise modified from time to time. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	Authorization of Issue of Shelf Notes.

The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $50,000,000 (including the equivalent in the Available Currencies), to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than ten (10) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than ten (10) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2.2(e), and to be substantially in the form of Exhibit A-3 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision, as any such Shelf Note is amended, restated, replaced or otherwise modified from time to time. The terms “Note” and “Notes” as used herein shall include each Initial Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision, as any such Note is amended, restated, replaced or otherwise modified from time to time. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, (vi) the same currency specification and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.	SALE AND PURCHASE OF NOTES
2.1.	Sale and Purchase of Initial Notes.

The Company hereby agrees to sell to each Initial Note Purchaser and, subject to the terms and conditions herein set forth, each Initial Note Purchaser agrees to purchase from the Company the aggregate principal amount of Initial Notes set forth opposite its name on the Schedule A attached hereto at 100% of such aggregate principal amounts. On February 27, 2006 (herein called the “Initial Notes Closing Day”), the Company will deliver to each Initial Note Purchaser, at the offices of Prudential Capital Group, one or more Initial Notes registered in its name, evidencing the aggregate principal amount of Series A Notes and/or Series B Notes, as the case may be, to be purchased by such Initial Note Purchaser and in the denomination or denominations specified with respect to such Initial Note Purchaser in Schedule A attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account as specified in the funding instruction letter from the Company delivered at least three New York Business Days prior to the Initial Notes Closing Day. The aggregate purchase price to be paid for the Initial Notes is Eighty-One Million Four Hundred Ninety-Nine Thousand Five Hundred Ninety-Two and 51/100 Euros (€81,499,592.51).

2.2.	Purchase and Sale of Shelf Notes.

(a)           Facility. Prudential is willing to consider, in its sole discretion and within the limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. For purposes of the preceding sentence, all aggregate principal amounts of Shelf Notes and Accepted Notes shall be calculated in Dollars with the aggregate amount of any Shelf Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars being converted to Dollars at the rate of exchange used by Prudential to calculate the Dollar equivalent (the “U.S. Dollar Equivalent”) at the time of the applicable Acceptance under Section 2.2(e); the U.S. Dollar Equivalent shall be set forth in the Confirmation of Acceptance relating to such Accepted Notes. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)           Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third (3rd) anniversary of the date of this Agreement (or if such anniversary is not a New York Business Day, the New York Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a New York Business Day, the New York Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)           Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telefacsimile or overnight delivery service, and shall (i) specify the currency (which shall be an Available Currency) of the Shelf Notes covered thereby, (ii) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 (or its equivalent in another Available Currency) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iii) specify the principal amounts, final maturities (which shall not be greater than 10 years from the date of issuance), principal prepayment dates and amounts and interest payment periods (with interest payable in arrears) of the Shelf Notes covered thereby, (iv) specify the use of proceeds of such Shelf Notes, (v) contain an undertaking that such proceeds will not be used for the purpose of financing a Hostile Tender Offer, (vi) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase (and which day may be advanced by mutual agreement of the Company and Prudential and may be modified by Prudential in its sole discretion as reasonably required by it to accommodate a purchase of Notes denominated in a currency other than Dollars), (vii) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (viii) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (ix) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential. In the event that the Available Currency specified in a Request for Purchase at any time is a currency other than Dollars or Euros, Prudential shall advise the Company, within a reasonable period following its receipt of the Request for Purchase, of the modifications it has determined to be necessary in the calculation of the Make-Whole Amount applicable to the Notes to be denominated in such Available Currency. Such modifications shall be included in any Confirmation of Acceptance applicable to Notes denominated in such currency and shall be deemed to be part of this Agreement.

(d)           Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telefacsimile, in each case between 9:30 a.m. and 1:30 p.m. New York City local time (or such other time as Prudential may elect) interest rate quotes (which quotes will be for fixed interest rates only) for the several currencies, principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof and shall specify the time period (to be 30 minutes or less in the sole discretion of Prudential) within which the Company may elect to accept the Quotation (the “Acceptance Window”).

(e)           Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.2(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”); provided, however, that no acceptance can be made with respect to any Quotation any time prior to 9:30 a.m. or later than 1:30 p.m. New York city local time. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes, which purchase price shall be paid in the currency in which such Notes are to be denominated. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(f)            Market Disruption. Notwithstanding the provisions of Section 2.2(e), any Quotation provided pursuant to Section 2.2(d) shall expire if prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with Section 2.2(e): (i) in the case of any Shelf Notes, whether denominated in Dollars, Euros or another Available Currency, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, (ii) in the case of Shelf Notes to be denominated in Euros, the markets for the German Bund or, in the case of Shelf Notes to be denominated in another Available Currency, such markets for bonds denominated in such Available Currency as shall be determined by Prudential to be relevant to its Quotation or (iii) the spot and forward currency market, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.

(g)           Facility Closings. Not later than 11:30 a.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this Section 2.2(g), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 p.m., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(h)(ii) or (ii) such closing is to be canceled. If a Rescheduled Closing Day is established in respect of Notes denominated in a currency other than Dollars, such Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

(h)	Fees.

(i)            Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Initial Notes Closing Day) in an amount equal to 0.15% of the U.S. Dollar Equivalent of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day. Such fee shall be payable in Dollars.

(ii)          Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company shall pay the Purchaser which shall have agreed to purchase such Accepted Note, on the Cancellation Date or actual Closing Day of such purchase and sale, an amount (the “Delayed Delivery Fee”) equal to

(A)         in the case of an Accepted Note denominated in Dollars, the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360; or

(B)          in the case of an Accepted Note denominated in a currency other than Dollars, the sum of (1) the product of (x) the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the arithmetic average of the Overnight Interest Rates on each day from and including the original Closing Day for such Accepted Note, (y) the principal amount of such Accepted Note, and (z) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360 and (2) the costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2.2(g).

(iii)         Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the penultimate sentence of Section 2.2(g) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company shall pay the Purchaser which shall have agreed to purchase such Accepted Note in immediately available funds on the Cancellation Date an amount (the “Cancellation Fee”) equal to

(C)          in the case of an Accepted Note denominated in Dollars, the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported on the Treasury Yield Monitor page of Standard & Poor’s MMS - Treasury Market Insight, or if such information ceases to be available on the Treasury Yield Monitor page of Standard & Poor’s MMS - Treasury Market Insight, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place; and

(D)         in the case of an Accepted Note denominated in a currency other than Dollars, the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and fixing the coupon in such currency, provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs. Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility. Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates. All unwinding costs incurred by such Purchaser shall be determined by Prudential or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

(iv)          Currency of Fee Payments. Any Delayed Delivery Fee or Cancellation Fee required to be paid by the Company to the Purchasers pursuant to the terms of Section 2.2(h)(ii) or Section 2.2(h)(iii) hereof, shall be paid in accordance with Section 22.8 hereof.

(v)           Officer’s Certificate. Prudential shall provide to the Company the computation of any Delayed Delivery Fee or Cancellation Fee which may be payable pursuant to Section 2.2(h)(ii) or Section 2.2(h)(iii).

3.	INTENTIONALLY OMITTED
4.	CONDITIONS TO CLOSINGS

The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

4.1.	Certain Documents.

(a)           Initial Notes Closing Day. On the Initial Notes Closing Day, such Purchaser shall have received the following fully executed documents, each dated the date of the Initial Notes Closing Day, in form and substance satisfactory to such Purchaser:

(i)            the Initial Notes (s) to be purchased by such Purchaser on the Initial Notes Closing Day;

(ii)	this Agreement;

(iii)         the Guaranty Agreement, in the form attached hereto as Exhibit D (as amended, restated or otherwise modified (including by any joinder) from time to time, the “Subsidiary Guaranty”); and

(iv)         the Lender Joinder Agreement to Amended and Restated Sharing Agreement, in the form attached hereto as Exhibit E (as amended, restated or otherwise modified from time to time, the “Lender Joinder Agreement”), binding the Purchasers to the provisions of the Sharing Agreement and making each such Purchaser a Lender (as defined in the Sharing Agreement) under the Sharing Agreement.

(b)           Each other Closing Day. On each Closing Day other than the Initial Notes Closing Day, such Purchaser shall have received the following fully executed documents, each dated the date of the applicable Closing Day, in form and substance satisfactory to such Purchaser:

(i)	the Note(s) to be purchased by such Purchaser on such Closing Day;

(ii)          a confirmation of subsidiary guaranty from each Subsidiary Guarantor in the form attached hereto as Exhibit F, with respect to the Notes being issued on such Closing Day (each, a “Confirmation of Subsidiary Guaranty”).

(c)           Additional Documentation. Such Purchaser shall also have received such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

4.2.	Representations and Warranties.

The representations and warranties contained in this Agreement (as updated pursuant to the Request for Purchase delivered in connection with a closing hereunder (other than in respect of the Initial Notes Closing Day) on its corresponding Closing Day) and in the Subsidiary Guaranty and those otherwise made in writing by or on behalf of any Obligor in connection with the transactions contemplated by this Agreement shall be true on and as of such Closing Day.

4.3.	Performance; No Default.

The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by them prior to or at the closing on such Closing Day and after giving effect to the issue and sale of the Notes to be sold on such Closing Day (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

4.4.	Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the applicable Closing Day, certifying that the conditions specified in Sections 4.2, 4.3 and 4.10 have been fulfilled.

(b)           Company’s Secretary’s Certificates. The Company shall have delivered to such Purchaser a certificate of its secretary or assistant secretary, dated the applicable Closing Day, certifying as to, and attaching:

(i)            the resolutions authorizing the execution and delivery of this Agreement and any documents or instruments related hereto, and the issuance of the Notes to be issued on such Closing Day, and authorizing the execution and delivery of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, such Notes and any documents or instruments related thereto;

(ii)          a copy of its certificate or articles of incorporation (or equivalent constitutive document) certified by the appropriate Governmental Authority of its jurisdiction of organization within 10 days of the relevant Closing Day;

(iii)	its bylaws;

(iv)         the names, offices and specimen signatures of the officers of the Company executing documents; and

(v)           a certificate of good standing with respect to the Company from the appropriate Governmental Authority of its jurisdiction of organization dated within 10 days of the relevant Closing Day (if available), together with such other evidence of the status of the Company as such Purchaser may reasonably request.

(c)           Subsidiary Guarantor Secretary’s Certificates. On the Initial Notes Closing Day, each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its secretary or assistant secretary certifying as to, and attaching:

(i)            the resolutions authorizing the execution and delivery of the Subsidiary Guaranty and any documents or instruments related thereto, and authorizing the execution and delivery of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Subsidiary Guaranty and any documents or instruments related thereto;

(ii)          a copy of its certificate or articles of incorporation (or equivalent constitutive document) certified by the appropriate Governmental Authority of its jurisdiction of organization within 10 days of the relevant Closing Day;

(iii)	its bylaws;

(iv)         the names, offices and specimen signatures of the officers of such Subsidiary Guarantor executing documents; and

(v)           a certificate of good standing with respect to such Subsidiary Guarantor from the appropriate Governmental Authority of its jurisdiction of organization dated within 10 days of the relevant Closing Day, together with such other evidence of the status of the such Subsidiary Guarantor as such Purchaser may reasonably request.

4.5.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the applicable Closing Day, from

(a)           Dechert LLP, counsel for the Obligors, covering the matters set forth in Exhibit 4.5(a)(i) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinion to the Purchasers).

(b)           Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.5(b) and covering such other matters incident to such transactions as the Purchasers may reasonably request.

4.6.	Purchase Permitted by Applicable Law, etc.

The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject any Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by any Purchaser, each Purchaser shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.7.	Payment of Facility Fees.

The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 2.2(h)(i) and any Delayed Delivery Fee due pursuant to Section 2.2(h)(ii).

4.8.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing Day the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.5 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing Day.

4.9.	Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes to be issued on such Closing Day.

4.10.	Changes in Corporate Structure.

Except as specified in Schedule 4.10, no Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation, nor shall any Obligor have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.11.	Funding Instructions for Initial Notes.

With respect to the closing of the purchase of the Initial Notes, such Purchaser shall have received the funding instruction letter required under Section 2.1 within the time period specified in such Section.

4.12.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this greement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser, as of the date hereof and as of each Closing Day, that:

5.1.	Organization; Power and Authority.

Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

5.2.	Authorization, etc.

(a)           This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           The Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of each Subsidiary Guarantor, and constitutes, a legal, valid and binding obligation of each Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

Except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in Schedule 5.5, taken as a whole (this Agreement and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All projections provided by or on behalf of the Company and its Subsidiaries are based upon good faith estimates and assumptions, all of which are believed to be reasonable in light of the conditions known to the Company and its Subsidiaries which existed at the time such projections were made, were prepared on the basis of the assumptions stated therein, and reflect as of the date of such projections and the date hereof the good faith estimate of the Company and its Subsidiaries of the results of operations and other information projected therein (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s and the Subsidiaries’ control and that no assurance can be given that such projections will be realized). Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to any of the Obligors that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4.	Organization and Ownership of Shares of Subsidiaries.

(a)           Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s (i) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) Affiliates, other than Subsidiaries, and (iii) directors, senior officers and Authorized Officers.

(b)           All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements; Material Liabilities.

On the Initial Notes Closing Day, the Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party will not

(a)           contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected,

(b)           conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or

(c)           violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.	Governmental Authorizations, etc.

Assuming the accuracy of the Purchasers’ representations made in Section 6.1, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by each Obligor of the Financing Documents to which it is a party.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a)           Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended 1997.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

Except as disclosed in Schedule 5.11:

(a)           the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for conflicts that, individually or in the aggregate, would not have a Material Adverse Effect;

(b)           to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any Material license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c)           to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

5.12.	Compliance with ERISA.

(a)           The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. either the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A) (D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the Sources to be used to pay the purchase price of the Notes to be purchased by it.

(f)           Schedule 5.12 sets forth all ERISA Affiliates and all “employee benefit plans” maintained by the Company (or any “affiliates” thereof) or in respect of which the Notes could constitute an “employer security” (“employee benefit plan” has the meaning specified in section 3 of ERISA, “affiliate” has the meaning specified in section 407(d) of ERISA and section V of the Department of Labor Prohibited Transaction Exemption 95 60 (60 FR 35925, July 12, 1995) and “employer security” has the meaning specified in section 407(d) of ERISA).

5.13.	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Initial Notes to pay in full all amounts owing in respect of the those certain 6.81% Senior Notes due April 8, 2009 (including any such amounts owing under the note purchase agreements pursuant to which such notes were issued) issued by the Company, West Pharmaceutical Services of Florida, Inc., a Florida corporation, and West Pharmaceutical Services Lakewood, Inc., a Delaware corporation. The Company will apply the proceeds of the sale of any Shelf Notes as set forth in the Request for Purchase delivered with respect to such Shelf Notes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of financing a Hostile Tender Offer or for buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and none of the Obligors has any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 31, 2005 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and any Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.8.

(c)           Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such

Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, etc.

(a)           Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.17.	Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the Federal Power Act, as amended.

5.18.	Environmental Matters.

(a)           Neither the Company nor any Subsidiary has knowledge of any claim or (except as set forth in Schedule 5.8) has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries has stored any Hazardous Material on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Material in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)           All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws,

except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19.	Notes Rank Pari Passu.

The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

6.	REPRESENTATIONS OF THE PURCHASERS
6.1.	Purchase for Investment.

Each Purchaser severally represents as of the date hereof and as of each Closing Day that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pensions or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension’s or trust funds’ control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.	Accredited Investor.

Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.

6.3.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY, ETC.
7.1.	Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements -- within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if the Company shall have timely made such Form 10-Q available on “EDGAR” and on the Company’s home page on the worldwide web (at the date of this Agreement located at: http//www.westpharma.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on the Company’s home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)           Annual Statements -- within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)          consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and

that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further than the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)           SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;

(d)           Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or propose to take with respect thereto;

(e)           ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii)          the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)         any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f)            Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)           Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q, Form 10-K and annual reports) or relating to the ability of any Obligor to perform its obligations under any Financing Document to which it is a party as from time to time may be reasonably requested by any such holder of Notes, including without limitation such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)           Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through Section 10.5 hereof, inclusive, Section 10.7, clause (ix) of Section 10.8(a), Section 10.9 and Section 10.10 and during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld), to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary,

to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF NOTES

Shelf Notes shall be subject to required prepayment as and to the extent provided in Section 8.2. The Initial Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in Section 8.3 and Section 8.4. Any prepayment of Shelf Notes made by the Company pursuant to any other provision of this Section 8 shall not reduce or otherwise affect their obligation to make any required prepayment as specified in Section 8.2.

8.1.	Payment at Maturity.

(a)           The Company will pay all of the principal amount of the Series A Notes remaining outstanding, if any, on February 27, 2013.

(b)           The Company will pay all of the principal amount of the Series B Notes remaining outstanding, if any, on February 27, 2016.

(c)           The Company will pay all of the principal amount of each Series of Shelf Notes remaining outstanding, if any, on the maturity date with respect to such Series as set forth in the Notes of such Series.

8.2.	Required Prepayments of Shelf Notes.

Each Series of Shelf Notes shall be subject to the required prepayments, if any, set forth in the Notes of such Series. Any partial prepayment of a Series of Notes pursuant to Section 8.3 or 8.4 shall be applied in satisfaction of required payments of principal of the Notes of such Series on a pro rata-basis.

8.3.	Optional Prepayment With Make-Whole Amount.

The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000 or such lesser amount as shall then be outstanding, or, in each case, in the equivalent of the currency in which the Notes of such Series are denominated), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Make-Whole Amount, if any, with respect to each such Note. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of the Series being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.4.	Prepayment in connection with Asset Disposition.

(a)           Notice of Debt Prepayment Offer. If the Company shall make a Debt Prepayment Offer in connection with an Asset Disposition, they will give written notice of such offer to each holder of Notes within 10 months after the consummation thereof, which notice shall contain and constitute an offer to prepay a Ratable Portion of the Notes held by such holder on a date (the “Proposed Prepayment Date”) specified in such notice (which shall be a Business Day) that is not less than 30 days and not more than 60 days after the date such notice shall be given, and shall be accompanied by the certificate described in subparagraph (d) of this Section 8.4. If the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date such notice shall be given.

(b)           Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute an acceptance of such offer by such holder.

(c)           Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and the applicable Make-Whole Amount. The prepayment shall become due and owing, and shall be made, on the Proposed Prepayment Date.

(d)           Officer’s Certificate. Each offer to prepay the Notes of any holder pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.4; (iii) the computation, in reasonable detail, of the Ratable Portion of the Notes held by such holder which is offered to be prepaid and the Make-Whole Amount to be paid in connection therewith (calculated as if the date of such certificate were the Proposed Prepayment Date); and (iv) the interest that would be due on such Ratable Portion to be prepaid, accrued to the Proposed Prepayment Date.

8.5.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7.	Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 days. If the holders of greater than or equal to 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.3 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a quarterly basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied Dollar Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be the Purchasers’ customary source of information for calculating Make-Whole Amounts on privately placed notes, then such source as is then the Purchasers’ customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Euro Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DEBMK” on the Reuters Screen (or such other display as may replace “Page 0#DEBMK” on the Reuters Screen) for the actively traded benchmark German Bunds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields are not reported as of such time or the yields reported shall not be ascertainable, (ii) the average of the yields for such securities as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded benchmark German Bunds with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded benchmark German Bunds with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by Prudential.

“Reinvestment Yield” means, with respect to the Called Principal of any Note denominated in (i) Dollars, 50 basis points plus the Implied Dollar Yield and (ii) Euros, the Implied Euro Yield. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.3, Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.3 or Section 8.4 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS

During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:

9.1.	Compliance with Law.

Without limiting Section 10.11, the Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all such claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the non-filing or nonpayment, as the case may be, of all such taxes, assessments and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary

Guarantor) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Notes to Rank Pari Passu.

Each Note and all other obligations of the Company under this Agreement are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future senior unsecured Indebtedness (actual or contingent) of the Company.

9.7.	Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account sufficient to produce periodic financial statements prepared in conformity with GAAP and sufficient to be in conformity with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.8.	Noteholder Guaranty.

The Company will cause each Subsidiary, other than a Foreign Subsidiary, which becomes directly or indirectly liable for (as a co-borrower, guarantor or otherwise) any Indebtedness owed under the Credit Agreement or grants a lien on any asset to secure obligations owed under the Credit Agreement, to execute and deliver to each holder of Notes, simultaneously with its incurrence of such Indebtedness or granting of such lien, a copy of a Joinder Agreement. Each such Joinder Agreement will be accompanied by copies of the constitutive documents of such Subsidiary and corporate resolutions (or the equivalent) authorizing such transaction, in each case certified as true and correct by an officer of such Subsidiary.

10.	NEGATIVE COVENANTS

During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

10.1.	Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Line of Business.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries are engaged on the date of this Agreement, as described in Schedule 10.2.

10.3.	Leverage Ratio.

The Company will not permit the Leverage Ratio to be greater than 3.50 to 1.0 at any time.

10.4.	Priority Debt.

The Company will not at any time permit Priority Debt to exceed 25% of Consolidated Total Capitalization, in each case determined at such time; provided, however, if the Credit Agreement requires Priority Debt to be less than 25% of Consolidated Total Capitalization, then Priority Debt shall be such lesser amount as is set forth in the Credit Agreement.

10.5.	Interest Charges Coverage Ratio.

The Company will not permit the ratio of (a) Consolidated EBIT for any period of four consecutive fiscal quarters of the Company to (b) Consolidated Interest Expense for such period to be less than 2.50 to 1.00.

10.6.	Merger, Consolidation, etc.

The Company will not, and will not permit any of its Subsidiaries to, consolidate with, merge with, or acquire all or substantially all of the assets of any other Person, or Transfer substantially all of its assets in a single transaction or series of transactions to any Person (except that any Subsidiary of the Company may (x) consolidate with or merge with, or Transfer substantially all of its assets in a single transaction or series of transactions to, the Company (with the Company being the survivor thereof) and (y) Transfer all of its assets in compliance with the provisions of Section 10.7 and upon satisfaction of the requirements of paragraph (a) of this Section 10.6 (it being understood that the reference to “surviving entity” in such paragraph shall be deemed to be a reference to the transferee of such assets)), provided, however, that the foregoing restriction does not apply to the consolidation or merger of the Company or any Subsidiary with, or the Transfer of substantially all of the assets of the Company or any Subsidiary in a single transaction or series of transactions to, any Person so long as:

(a)           immediately prior to, and immediately after giving effect to, any such transaction involving a Subsidiary, no Default or Event of Default would exist and if such Subsidiary is a Subsidiary Guarantor the surviving entity becomes a Subsidiary Guarantor upon consummation of any such transaction pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders, and the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all such agreements and instruments are enforceable in accordance with their terms and comply with the terms hereof; and

(b)          immediately prior to, and immediately after giving effect to, any such transaction involving the Company, no Default or Event of Default would exist and either

(i)	the Company is the surviving or acquiring corporation, or

(ii)          if the Company is not the surviving or acquiring corporation, such corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this

Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.

No such Transfer of substantially all of the assets of the Company or a Subsidiary shall have the effect of releasing any Obligor from its liability under any Financing Document.

10.7.	Sale of Assets, etc.

The Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition, unless:

(a)           in the good faith opinion of the Company, such disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged; and

(b)	immediately after giving effect to such disposition;
(i) no Default or Event of Default would exist; and

(ii)          the Disposition Value of all property that was the subject of any Asset Disposition occurring during the period of 360 days ending on and including the date of such disposition would not exceed 10% of Consolidated Total Assets determined as of the end of the then most recently ended fiscal year of the Company.

If prior to the consummation of a Transfer, the Company shall deliver a written notice to all holders of the Notes stating that all of the Net Proceeds Amount arising therefrom is to be applied to a Debt Prepayment Offer or a Property Reinvestment Application within 360 days after such consummation, then such Transfer shall not be deemed an Asset Disposition for purpose of clause (b)(ii) of this Section 10.7. If the Company does not apply the Net Proceeds Amount as specified in such notice within such 360 day period, then such Transfer shall be deemed to have been an Asset Disposition at the time of the consummation thereof, and the Company’s compliance with this Section 10.7 as of such time shall be determined on such basis.

10.8.	Liens.

(a)           Negative Pledge. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, assume, incur or suffer to be created, assumed or incurred or to exist (upon the happening of a contingency or otherwise), any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(i)            Taxes, etc. -- liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(ii)          Legal Proceedings -- liens arising from judicial attachments, judgments or awards, the time for the appeal or petition for rehearing of which has not expired, or in respect of which the Company or a Subsidiary is in good faith pursuing an appeal or other proceeding for review;

(iii)         Ordinary Course Liens -- liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business

(A)         in connection with workers’ compensation, unemployment insurance, social security and other like laws,

(B)          to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and performance bonds (of a type other than set forth in Section 10.8(a)(ii)), bids, leases (other than Capitalized Leases), purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining or advances or credit or the payment of the deferred purchase price of property,

(C)          to secure the claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, repairmen, landlords, lessors and other like Persons, arising in the ordinary course of business, and

(D)         in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that (1) any amounts secured by such Liens are not overdue, or, if overdue, such Liens are being contested in good faith and (2) such Liens do not, in the aggregate, materially detract from the value of such property or materially impair the use of such property in the conduct of the business of the Company or any Subsidiary, or the conduct of the business of the Company and the Subsidiaries taken as a whole;

(iv)         Existing Liens -- liens in existence as of the Initial Notes Closing Day securing Debt and listed in Schedule 5.15;

(v)           Subsidiary Liens -- liens on property of any of the Subsidiaries securing Debt owing to the Company;

(vi)         Purchase Money Liens -- liens on tangible property (or any improvement thereon) acquired or constructed by the Company or any Subsidiary after the Initial Notes Closing Day to secure Debt of the Company or such Subsidiary incurred in connection with such acquisition or construction, provided that

(A)          no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed,

(B)          the principal amount of Debt secured by any such Lien, together with the aggregate principal amount of all other Debt secured by Liens on such property, shall not exceed the lesser of (I) an amount equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property so acquired or constructed and (II) the cost to the Company or such

Subsidiary of such property (or improvement thereon) so acquired or constructed, and

(C)          such Lien shall be created concurrently with or within 120 days after such acquisition or the substantial completion of such construction;

(vii)        Acquisition Liens -- liens existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that

(A)          no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, and

(B)          each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(viii)       Renewals -- liens securing renewals, extensions (as to time) and refinancings of Debt secured by the Liens covered by clauses (i) though (vii), inclusive, provided that

(A)          the amount of Debt secured by each such Lien is not increased in excess of the amount of Debt outstanding on the date of such renewal, extension or refinancing,

(B)          none of such Liens is extended to include any additional property of the Company or any Subsidiary, and

(C)          immediately after such renewal, extension or refinancing no Default or Event of Default would exist; and

(ix)         Priority Debt -- liens securing Debt of the Company or any Subsidiary and not otherwise permitted by clauses (i) through (viii), inclusive, of this Section 10.8(a), but only to the extent that Priority Debt does not at any time exceed 25% of Consolidated Total Capitalization; provided, however, if the Credit Agreement requires Priority Debt to be less than 25% of Consolidated Total Capitalization, then only to the extent that Priority Debt does not at any time exceed such lesser amount as is set forth in the Credit Agreement.

(b)           Financing Statements. The Company will not, and will not permit any of the Subsidiaries to, sign or file a financing statement under the Uniform Commercial Code of any jurisdiction that names the Company or such Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect a security interest that the Company or such Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 10.8 or to evidence for informational purposes a lessor’s interest in property leased to the Company or any such Subsidiary.

10.9.	Consolidated Net Worth.

The Company will not permit Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (a) $198,900,000, plus (b) fifty percent (50%) of net income after taxes of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP for each fiscal quarter commencing with the fiscal quarter ending March 31, 2004 and ending with the fiscal quarter for which such calculation is made exclusive of any fiscal quarters in which such consolidated net income after taxes is a negative (i.e., a loss), plus (c) one hundred percent (100%) of the aggregate Net Proceeds Amount realized from any sales of Capital Stock of the Company (other than the issuance of Capital Stock to an employee, officer or director in connection with compensation arrangements under a plan, contract or other arrangement pursuant to which any of the following may be received: stock, restricted stock or restricted stock units, phantom stock, stock options, warrants, convertible securities, performance units and performance shares, and similar instruments) occurring after May 17, 2004.

10.10.	Limitation on Acquisitions.

The Company will not, and will not permit any of its Subsidiaries to, purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial amount of the property or assets (including, without limitation, Capital Stock) of any Person except for Permitted Acquisitions.

10.11.	Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

11.	EVENTS OF DEFAULT

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.11, inclusive, or Section 7.1(d); or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor, or by any officer of the Company or any Subsidiary Guarantor, in this Agreement, the Subsidiary Guaranty (or any Joinder Agreement) or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)           (i)           the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount in excess of $10,000,000 beyond any period of grace provided with respect thereto, or

(ii)          the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount in excess of $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable, or one or more Persons are entitled to declare such Indebtedness to be due and payable, before its stated maturity or before its regularly scheduled dates of payment, or

(iii)         as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding amount of at least $10,000,000 or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)           the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(j)	if

(i)            any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

(ii)          a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

(iii)         the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000,

(iv)         the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of Title I of ERISA or the Code relating to employee benefit plans,

(v)           the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or

(vi)         the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Materially Adverse Effect; or

(k)           (i)          the Subsidiary Guaranty or any Joinder Agreement shall cease to be in full force and effect or shall be declared by a court or Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Subsidiary Guarantor, (ii) the validity or enforceability of the Subsidiary Guaranty or any Joinder Agreement against any Subsidiary Guarantor shall be contested by such Subsidiary Guarantor, or (iii) any Subsidiary Guarantor shall deny that such Subsidiary Guarantor has any further liability or obligation under the Subsidiary Guaranty or any Joinder Agreement.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.
12.1.	Acceleration.

(a)           If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, the Facility shall automatically terminate and all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Required Holders of any Series may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable, and the Required Holders of all of the Notes may at any time their option, by notice or notices to the Company, terminate the Facility.

(c)           If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes of any Series have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders of such Series, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	Notice of Acceleration or Rescission.

Whenever any Note shall be declared immediately due and payable pursuant to Section 12.1 or any such declaration shall be rescinded and annulled pursuant to Section 12.3, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

12.5.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more (as requested by the holder thereof) new Notes of the same Series as the surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount thereof. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Notes of the Series surrendered. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $2,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $2,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3; provided, that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

13.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES
14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Lionville, Pennsylvania at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes of the same Series as such surrendered Note pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

15.	EXPENSES, ETC.
15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Document, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by any Purchaser or other holder in connection with its purchase of the Notes).

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER
17.1.	Requirements.

This Financing Documents may be amended, and the observance of any term thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors party thereto and the Required Holders of each Series, except that (a) other than as provided in clauses (b) or (c) below, no amendment or waiver of any of the provisions of Section 1, 2, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of a Note unless consented to by such holder in writing, (b) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of Section 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), (c) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Section 2.2 and Section 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes, (d) no such amendment or waiver may, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes of any Series, (A) if no Default or Event of Default has occurred and is continuing, without the written consent of the holders of all Notes of such Series, and (B) if a Default or an Event of Default has occurred and is continuing, without the written consent of the holders of all of the Notes, or (ii) without the written consent of the holders of all of the Notes, (A) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (B) amend any of Sections 8, 11(a), 11(b), 12, 17, 20, 22.8 and 22.9.

17.2.	Solicitation of Holders of Notes.

(a)           Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any Financing Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes or Series of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under the Financing Documents, or have directed the taking of any action provided herein or in the Notes or Series of Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes or Series of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)           if to Prudential, to it at 1114 Avenue of the Americas, 30th Floor, New York, NY 10036 (facsimile no. 212-626-2077), Attention: Managing Director, or at such other address as Prudential shall have specified to the Company in writing,

(ii)          if to any Initial Note Purchaser or its nominee, to such Initial Note Purchaser or nominee at the address specified for such communications in Schedule A attached hereto, or at such other address as such Initial Note Purchaser or nominee shall have specified to the Company in writing,

(iii)         if to any Purchaser of a Shelf Note or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A attached to the applicable Confirmation of Acceptance with respect to such Shelf Note, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(iv)         if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(v)          if to the Company, to it at the address set forth at the beginning hereof to the attention of the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the closing of any purchase of Notes hereunder (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to such Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

(a)           was publicly known or otherwise known to such Purchaser prior to the time of such disclosure,

(b)           subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf,

(c)           otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or

(d)           constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.

Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to

(i)            such Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes),

(ii)          such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

(iii)	any other holder of any Note,

(iv)         any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(v)           any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(vi)         any federal or state regulatory authority having jurisdiction over such Purchaser,

(vii)        the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or

(viii)       any other Person to which such delivery or disclosure may be necessary or appropriate

(w)          to effect compliance with any law, rule, regulation or order applicable to such Purchaser,

(x)	in response to any subpoena or other legal process,

(y)          in connection with any litigation to which such Purchaser is a party or

(z)           if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS
22.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.3 and Section 8.4 that the notice of any prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3.	Accounting Terms; Modifications to GAAP.

(a)           All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.

(b)           Notwithstanding anything in this Agreement or the Notes to the contrary, each Purchaser hereby agrees that in the event that there is a change in GAAP from GAAP in effect as of the date of this Agreement, and solely as a result of such change in GAAP any of the covenants in Section 10 become materially more or less restrictive with respect to compliance therewith by the Company, the Company will furnish each holder of Notes with a certificate of a Senior Financial Officer specifying the effective date of such change in GAAP and describing in reasonable detail how such change affects the financial computations required to be made with respect to any such covenants. Upon the delivery and receipt of any such certificate, the Company and the holders of Notes shall negotiate in good faith to amend the relevant covenant levels so that the effect of such change in GAAP from GAAP in effect as of the date of this Agreement will be negated. If the Company and the Required Holders are unable to agree on appropriate amendments within 60 days of commencing negotiations, the Company will, for purposes of this Agreement, continue to comply with the covenants in Section 10 on the basis of GAAP as in effect from time to time, but without giving effect to such identified change in GAAP, and shall provide appropriate reconciliations with respect thereto (as to GAAP in effect from time to time, including giving effect to such identified change in GAAP) in connection with each Officer’s Certificate delivered pursuant to Section 7.2(a). No Default or Event of Default shall be deemed to have occurred up to the end of the aforementioned 60 days or, if no appropriate amendments are agreed upon, at any time while the Company is in compliance with the relevant covenants on the basis of GAAP as in effect from time to time, but without giving effect to such identified change in GAAP.

22.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5.	Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

22.8.	Payment Currency.

All payments on account of the Initial Notes and any Shelf Notes denominated in Euros (including principal, interest and Make-Whole Amounts) shall be made in Euros, and all payments on account of any Shelf Notes denominated in any other currency (including principal, interest and Make-Whole Amounts) shall be made in such other currency. Any payments due pursuant to Sections 2.2(h)(ii) and 2.2(h)(iii) shall be made in either Dollars or Euros as Prudential shall advise the Company, taking into account actions taken by Prudential prior to the Rescheduled Closing Day or the Cancellation Date (which actions shall be disclosed in reasonable detail to the Company), as the case may be, to have funds available for the Company in the currency selected for the relevant issuance of Notes pursuant to Section 2.2(c)(i) (including, without limitation, any currency swap that Prudential or any Purchaser may have entered into). The obligation of the Company to make payment on account of any Notes in the applicable currency specified in accordance with the preceding two sentences shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Company to make payment in any given currency as required by the first or second sentence of this paragraph, as applicable, shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes or this Agreement, as the case may be.

22.9.	Payments Free and Clear of Taxes.

In the event the Company is no longer a United States person for U.S. federal income tax purposes, the Company will pay all amounts of principal of, Make-Whole Amount, if any, and interest on the Notes thereafter, and all other amounts payable thereafter under this Agreement or the Notes, without set-off or counterclaim and free and clear of, and without deduction or withholding for or on account of, all income, stamp, documentary and other taxes and duties, and all other levies, imposts, charges, fees, deductions and withholdings thereafter imposed, levied, collected, withheld or assessed by any

Governmental Authority (all such taxes, duties, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”) except (a) net income taxes and franchise taxes in lieu of net income taxes imposed on any holder of any Note by its jurisdiction of incorporation or the jurisdiction in which its applicable lending office is located and (b) any Taxes imposed on any holder of any Note not resident in the United States of America to the extent the amount of such Taxes exceeds the amount of any Taxes that would have been imposed had such holder been a resident of the United States of America for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America and the jurisdiction of the Governmental Authority imposing such Taxes (all Taxes other than those described in the foregoing clauses (a) and (b) being hereinafter called “Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to a holder of any Notes, the amounts so payable to such holder shall be increased to the extent necessary to yield such holder (after payment of all Non-Excluded Taxes) interest on any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-Excluded Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to each holder of the Notes, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to each holder of the Notes the required receipts or other required documentary evidence, the Company shall indemnify each holder of the Notes for any Non-Excluded Taxes (including interest or penalties) that may become payable by such holder as a result of any such failure. The obligations of the Company under this Section 22.9 shall survive the payment and performance of the Notes and the termination of this Agreement.

22.10.	Jurisdiction and Process; Waiver of Jury Trial.

(a)           The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to the Financing Documents. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.10(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Nothing in this Section 22.10 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THE FINANCING DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH.

[Remainder of page intentionally blank; next page is signature page.]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement among you and the Company.

WEST PHARMACEUTICAL SERVICES, INC.

By: /s/ Michael A. Anderson

Name: Michael A. Anderson

Title:	Vice President and Treasurer

The foregoing is hereby agreed to

as of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By: /s/ Paul Meiring

Name:	Paul Meiring
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA

By: /s/ Yvonne Guarjardo

Name:	Yvonne Guajardo
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE

AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By: /s/ Yvonne Guarjardo

Name:	Yvonne Guajardo
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By: /s/ Yvonne Guarjardo

Name:	Yvonne Guajardo
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY OF

NEW JERSEY

By: /s/ Yvonne Guarjardo

Name:	Yvonne Guajardo
Title:	Vice President

AMERICAN SKANDIA LIFE ASSURANCE

CORPORATION

By:	Prudential Investment Management, Inc.,
as investment manager

By: /s/ Yvonne Guarjardo
Name:	Yvonne Guajardo
Title:	Vice President

SCHEDULE A

INFORMATION AS TO PURCHASERS

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Name in Which Note is to be Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Series A Note Registration Number; Principal Amount	RA-1; €9,005,704.98
Payment on Account of Note Method Account Information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A., London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.215% Senior Notes due February 27, 2013, PPN 955306 A# 2” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying Information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.215% Series A Senior Notes Due February 27, 2013

PPN:                955306 A# 2

Due date and application (as among principal, premium and interest) of the payment being made.

Address for Notices Related to Payments

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:        973-367-3141

Fax:       888-889-3832

Schedule A-1

Address for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director
Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3753
Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: ________________________________ Name: Title: Vice President
Tax Identification Number	22-1211670

Schedule A-2

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Name in Which Note is to be Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Series B Note Registration Number; Principal Amount	RB-1; €59,779,951.10
Payment on Account of Note Method Account Information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A., London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.38% Senior Notes due February 27, 2016, PPN 955306 B*5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying Information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.38% Series B Senior Notes Due February 27, 2016

PPN:                955306 B* 5

Due date and application (as among principal, premium and interest) of the payment being made.

Address for Notices Related to Payments

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:        973-367-3141

Fax:       888-889-3832

Address for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director
Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3753

Schedule A-3

Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: ________________________________ Name: Title: Vice President
Tax Identification Number	22-1211670

Schedule A-4

Noteholder Name	PRUCO LIFE INSURANCE COMPANY
Name in Which Note is to be Registered	PRUCO LIFE INSURANCE COMPANY
Series A Note Registration Number; Principal Amounts	RA-2; €4,523,227.38
Payment on Account of Note Method Account Information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A., London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.215% Senior Notes due February 27, 2013, PPN 955306 A# 2”, and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying Information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.215% Series A Senior Notes Due February 27, 2013

PPN:                955306 A# 2

Due date and application (as among principal, premium and interest) of the payment being made.

Address for Notices Related to Payments

Pruco Life Insurance Company

c/o The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:        973-367-3141

Fax:       888-889-3832

Address for All Other Notices	Pruco Life Insurance Company c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director

Schedule A-5

Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3753
Signature Block	PRUCO LIFE INSURANCE COMPANY By:_________________________________ Name: Title: Vice President
Tax Identification Number	22-1944557

Schedule A-6

Purchaser Name	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
Name in Which Note is to be Registered	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
Series A Note Registration Number; Principal Amounts	RA-3; €1,955,990.22
Payment on account of Note Method Account information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A.,

London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.215% Senior Notes due February 27, 2013, PPN 955306 A# 2”, and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.215% Series A Senior Notes Due February 27, 2013

PPN:                955306 A# 2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments

Pruco Life Insurance Company of New Jersey

c/o The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:        973-367-3141

Fax:       888-889-3832

Address / Fax # for all other notices	Pruco Life Insurance Company of New Jersey c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director

Schedule A-7

Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3741
Other Instructions	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY By:_________________________________ Name: Title:
Tax identification number	22-2426091

Schedule A-8

Purchaser Name	AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
Name in Which Note is to be Registered	AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
Series A Note Registration Number; Principal Amounts	RA-4; €1,222,493.89
Payment on account of Note Method Account information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A.,

London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.215% Senior Notes due February 27, 2013, PPN 955306 A# 2”, and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.215% Series A Senior Notes Due February 27, 2013

PPN:                955306 A# 2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attn: Manager, Billings and Collections

with telephonic prepayment notices to:

Manager, Trade Management Group

Tel:        973-367-3141

Fax:       888-889-3832

Address / Fax # for all other notices	The Prudential Insurance Company of America c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director

Schedule A-9

Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3741
Other Instructions	AMERICAN SKANDIA LIFE ASSURANCE CORPORATION By: Prudential Investment Management, Inc., as investment manager By:___________________________ Name: Title: Vice President
Tax identification number	06-1241288

Schedule A-10

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
Name in Which Note is to be Registered	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
Series A Note Registration Number; Principal Amounts	RA-5; €3,667,481.66
Payment on account of Note Method Account information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A.,

London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.215% Senior Notes due February 27, 2013, PPN 955306 A# 2”, and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.215% Series A Senior Notes Due February 27, 2013

PPN:                955306 A# 2

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments

Prudential Retirement Insurance and Annuity Company

c/o Prudential Investment Management, Inc.

Private Placement Trade Management

PRIAC Administration

Gateway Center Four, 7th Floor

100 Mulberry Street

Newark, NJ 07102

Telephone: (973) 802-8107

Facsimile: (888) 889-3832

Address / Fax # for all other notices	Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director
Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3741

Schedule A-11

Other Instructions	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY By: Prudential Investment Management, Inc., as investment manager By:______________________________ Name: Title: Vice President
Tax identification number	06-1050034

Schedule A-12

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
Name in Which Note is to be Registered	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
Series B Note Registration Number; Principal Amounts	RB-2; €1,344,743.28
Payment on account of Note Method Account information

Federal Funds Wire Transfer

JP Morgan AG, Frankfurt

Account Number 6231400604

Account Name: JP Morgan Chase Bank N.A.,

London CHASGB2L

SWIFT Code: CHASDEFX

FFC Beneficiary Acct. Name: PGF-INC-EUR

FFC Beneficiary Acct. Number: 25491221

IBAN Number: GB24CHAS60924225491221

Each such wire transfer shall set forth the name of the Company, a reference to “4.38% Senior Notes due February 27, 2016, PPN 955306 B* 5” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

Accompanying information

Name of Issuer:                  WEST PHARMACEUTICAL SERVICES, INC.

Description of

Security:                              4.38% Series B Senior Notes Due February 27, 2016

PPN:                955306 B* 5

Due date and application (as among principal, premium and interest) of the payment being made.

Address / Fax # for notices related to payments

Prudential Retirement Insurance and Annuity Company

c/o Prudential Investment Management, Inc.

Private Placement Trade Management

PRIAC Administration

Gateway Center Four, 7th Floor

100 Mulberry Street

Newark, NJ 07102

Telephone: (973) 802-8107

Facsimile: (888) 889-3832

Address / Fax # for all other notices	Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group 1114 Avenue of the Americas, 30th Floor New York, NY 10036 Attn: Managing Director
Instructions re Delivery of Notes	Prudential Capital Group 1170 Peachtree Street, Suite 500 Atlanta, GA 30309 Attention: Michael R. Fierro, Esq. Telephone: (404) 870-3741

Schedule A-13

Other Instructions	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY By: Prudential Investment Management, Inc., as investment manager By:______________________________ Name: Title: Vice President
Tax identification number	06-1050034

Schedule A-14

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.2(e).

“Acceptance Day” is defined in Section 2.2(e).

“Acceptance Window” is defined in Section 2.2(d).

“Accepted Note(s)” is defined in Section 2.2(e).

“Adjusted EBITDA” means with respect to any Person who has (or whose assets have) been acquired by the Company or any Subsidiary thereof for any period, the historical EBITDA of such Person or attributable to such assets for such period.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Asset Disposition” means any Transfer except:

(a)           any Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary, or

(b)	any Transfer from the Company to a Wholly-Owned Subsidiary, or

(c)           any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials of a type no longer utilized in the operation of the business of the Company or its Subsidiaries or that is obsolete, or

(d)	any sale of Capital Stock of the Company and its Subsidiaries.

Schedule B-1

“Authorized Officer” shall mean, the Company’s chief executive officer, chief financial officer or any vice president of the Company designated as an “Authorized Officer” of the Company in Schedule 5.4 attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.

“Available Currencies” shall mean Dollars, Euros, Pounds Sterling and other freely tradable major currencies.

“Available Facility Amount” is defined in Section 2.2(a).

“Business Day” means (i) other than as provided in clauses (ii) and (iii) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or required to be closed, (ii) for purposes of Section 2.2(c) only, any day which is both a New York Business Day and a day on which Prudential is open for business and (iii) for purposes of Section 8.8 only, with respect to Notes denominated in Euros, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in Frankfurt.

“Cancellation Date” is defined in Section 2.2(h)(iii).

“Cancellation Fee” is defined in Section 2.2(h)(iii).

“Capital Stock” means, as to any Person, any class of capital stock, share capital or similar equity interest of such Person and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Person, the amount of the obligation of such Person as the lessee under a Capitalized Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Closing Day” shall mean, with respect to the Initial Notes, the Initial Notes Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance with respect to such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2.2(g), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(h)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

Schedule B-2

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(e).

“Confirmation of Subsidiary Guaranty” is defined in Section 4.1(b)(ii).

“Consolidated EBIT” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in the determination of such Consolidated Net Income: (a) Consolidated Interest Expense; and (b) taxes imposed on or measured by income or excess profits.

“Consolidated Funded Debt” means (a) all Debt, liabilities, and obligations now existing or hereafter arising for money borrowed by the Company and its Subsidiaries, whether or not evidenced by any note, indenture, or agreement (including without limitation, the Notes and any indebtedness for money borrowed from an Affiliate, but not including trade accounts payable), (b) standby letters of credit outstanding of the Company or any Subsidiary to the extent drawn as of the date of determination of Debt, (c) all Debt of others for money borrowed (including an Affiliate) with respect to which the Company or any Subsidiary has become liable by way of a guarantee or indemnity to the extent such Debt is not included in (a) or (b) above, and (d) Capitalized Lease Obligations of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP):

(a)           all interest in respect of Debt of the Company and its Subsidiaries (including imputed interest on Capitalized Lease Obligations) deducted in determining Consolidated Net Income for such period together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and

(b)           all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income) determined on a consolidated basis in accordance with GAAP consistently applied, but excluding in any event:

(a)	earnings or losses attributable to minority interests;

(b)           any restoration during such period to income of any contingency reserve, except to the extent that provision for such reserve was made during such period out of income accrued during such period;

(c)	any gains or losses arising from any write-up or write down of assets;
(d)	extraordinary or nonrecurring gains or losses;

(e)           net earnings and losses of any Person accrued prior to the date it became a Subsidiary;

Schedule B-3

(f)           any portion of the net earnings of any Subsidiary that for any reason is unavailable for payment of dividends or other distributions to the Company or any other Subsidiary;

(g)           net earnings or losses of any Person (other than a Subsidiary) in which the Company or any Subsidiary shall have an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of a cash distribution;

(h)           net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such other Person prior to the date of such acquisition; and

(i)           net earnings or losses of any Person to which the assets of the Company or any Subsidiary shall have been sold, transferred or disposed of, or into which the Company or any Subsidiary shall have merged or consolidated, prior to the date of such transaction.

“Consolidated Net Worth” means, at any time,

(a)           the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

(b)           the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP;

provided that Consolidated Net Worth shall exclude any gains or losses from foreign currency transaction adjustments.

“Consolidated Senior Debt” means, as of any date of determination, all Debt of the Company and its Subsidiaries, other than any such Debt that is subordinated in right of payment in any respect to the Notes, outstanding on such date after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, all assets of the Company and its Subsidiaries, as shown on a consolidated balance sheet and determined in accordance with GAAP.

“Consolidated Total Capitalization” means, at any time, the sum of (i) Consolidated Funded Debt plus (ii) Consolidated Net Worth.

“Consolidated Total Debt” means at any date of determination, without duplication, the aggregate of all Debt of the Company and its Subsidiaries determined on a consolidated basis (including the current portion thereof and the undrawn stated amount of any letters of credit then outstanding), other than (but only to the extent that the following would not be included on a consolidated balance sheet of the Company and its Subsidiaries at such date): (a) earn-outs or similar obligations, and (b) any Guaranty of the Company or any Subsidiary of Debt described in clause (a) above.

Schedule B-4

“Credit Agreement” means the Credit Agreement, dated as of May 17, 2004, among the Company, certain Subsidiaries of the Company, the banks and financial institutions set forth on the signature pages thereof and, PNC Bank, National Association, as Agent, as amended, modified or replaced from time to time, together with all agreements and documents related thereto, as the same may be refinanced or refunded from time to time.

“Debt” means, with respect to any Person, without duplication,

(a)	its liabilities for borrowed money;

(b)          its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its Capitalized Lease Obligations;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           its liabilities in respect of letters of credit or instruments serving a similar function or accepted for its accounts by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)           its redemption obligations, prior to the maturity of the Notes, in respect of all Redeemable Preferred Stock; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof, notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Debt Prepayment Offer” means, with respect to any Transfer of property by the Company or any Subsidiary, the offer, in writing, by the Company or such Subsidiary of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Consolidated Senior Debt (other than Consolidated Senior Debt in respect of any revolving credit or similar facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Consolidated Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Consolidated Senior Debt) and any interest accrued with respect thereto, provided that in connection with any such Transfer and offer, the Company shall have offered to prepay the Ratable Portion of each outstanding Note in accordance with Section 8.4. For purposes of Section 10.7, the Net Proceeds Amount in respect of any Transfer shall be deemed applied to a Debt Prepayment Offer upon the extension of the offer in respect thereof, regardless of whether such offer is accepted, provided that the actual prepayment in respect of any issue of Debt is made within 60 days of the acceptance of such offer.

Schedule B-5

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note denominated in Euros or Dollars, as the case may be, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (ii) 2% over the rate of interest publicly announced by the JPMorgan Chase Bank in New York, New York, as its “base” or “prime” rate with respect to Euros or Dollars, as applicable.

“Delayed Delivery Fee” is defined in Section 2.2(h)(ii).

“Disclosure Documents” is defined in Section 5.3.

“Disposition Value” means, at any time, with respect to any property

(a)           in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of the disposition thereof in good faith by the Company, and

(b)          in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Capital Stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“EBITDA” means, for any period, without duplication, Consolidated Net Income (whether positive or negative) plus the sum of (a) interest expense, (b) income tax expense, (c) extraordinary losses or nonrecurring non-cash losses not incurred in the ordinary course of business, (d) depreciation and amortization, (e) any non-cash charge against Consolidated Net Income required to be recognized in connection with the issuance of capital stock to employees (whether upon lapse of vesting restrictions, exercise of employee options or otherwise), (f) any non-cash charge against Consolidated Net Income required to be recognized in connection with employee pension plans, in each case to the extent included in the calculation of Consolidated Net Income, less (g) extraordinary gains or other gains not incurred in the ordinary course of business included in the calculation of Consolidated Net Income, in each case determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP for such period; provided that, if at any time during such period the Company or any of its Subsidiaries shall have sold or otherwise divested any material assets or stock in any Subsidiary, the net income or loss of such Subsidiary or attributable to such assets shall also be excluded from Consolidated Net Income and no adjustments in respect thereof shall be made pursuant to clauses (a) through (g) above. As used in the definition of Modified EBITDA and Adjusted EBITDA, EBITDA shall also be determined for any Person who has (or whose assets have) been acquired by the Company or a Subsidiary thereof to the extent provided in such definitions (such determination to be made in the manner provided in the preceding sentence as if references to the Company and its Subsidiaries and to Consolidated Net Income were to such Person and its Subsidiaries and consolidated net income of such Person, respectively).

“Electronic Delivery” is defined in Section 7.1(a).

Schedule B-6

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Euros” and “€” shall mean the single currency of participating member states of the European Union.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Facility” is defined in Section 2.2(a).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Financing Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Lender Joinder Agreement and the Sharing Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holders of Notes, or all of them, the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than the United States of America or one of its states, commonwealths, or territories or the District of Columbia.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)	the government of

(i)            the United States of America or any State or other political subdivision thereof, or

Schedule B-7

(ii)           any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is

Schedule B-8

publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Indebtedness” means, with respect to any Person, without duplication,

(a)	its liabilities for borrowed money;

(b)          its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its Capitalized Lease Obligations;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)	Swaps of such Person; and

(g)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness shall not include overnight borrowings incurred in any clearing account or overdraft account so long as such borrowings are paid in full as of the close of business on the following day.

“INHAM Exemption” is defined in Section 6.3(e).

“Initial Note(s)” is defined in Section 1.1.

“Initial Notes Closing Day” is defined in Section 2.1.

“Initial Note Purchaser(s)” means each Purchaser of a Series A Note or Series B Note, as the case may be.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note (together with one or more of its Affiliates) holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Fee” is defined in Section 2.2(h)(i).

Schedule B-9

“Issuance Period” is defined in Section 2.2(b).

“Joinder Agreement” means a Joinder Agreement in the form attached to the Subsidiary Guaranty.

“Lender Joinder Agreement” is defined in Section 4.1(a)(iv).

“Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Debt on such date, to (b) Modified EBITDA for the Reference Period then most recently ended.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Obligors to perform their obligations under this Agreement, the Notes or the Subsidiary Guaranty, as applicable, or (c) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Modified EBITDA” means for any Reference Period, EBITDA for such Reference Period; provided that, if at any time during such Reference Period, the Company or any of its Subsidiaries shall have acquired the stock or material assets of any Person, then (a) to the extent that the Adjusted EBITDA of such acquired Person or attributable to such acquired assets shall be ten percent (10%) or less of Modified EBITDA, in each case for the most recent Reference Period for which financial statements have theretofore been delivered to each holder of Notes pursuant to Section 7.1, Modified EBITDA shall include such Adjusted EBITDA as if the acquisition occurred on the first day of such Reference Period, so long as a Responsible Officer shall furnish to each holder of Notes a certificate showing in reasonable detail by fiscal quarter the calculation of such Adjusted EBITDA and (b) to the extent that the Adjusted EBITDA of such acquired Person or attributable to such acquired assets shall be more than ten percent (10%) of Modified EBITDA for the most recent Reference Period for which financial statements have theretofore been delivered to the holders of Notes pursuant to Section 7.1, Modified EBITDA shall include such Adjusted EBITDA as if the acquisition occurred on the first day of such Reference Period, so long as (i) each holder of Notes shall have received audited financial statements of such acquired Person (or relating to such acquired assets) for the prior two (2) most recently ended fiscal years for which financial statements are available prepared on a GAAP basis (or other basis acceptable to the Agent under and as defined in the Credit Agreement, or such other basis as is acceptable to the Required Holders in the event the Credit Agreement has been terminated and is no longer in effect) or an independent third-party due diligence report for such acquired Person (or relating to such acquired assets) in form and substance acceptable to the Agent (or the Required Holders in the event the Credit Agreement has been terminated and is no longer in effect) and (ii) a Responsible Officer shall furnish to each holder of Notes a certificate showing in reasonable detail by each fiscal quarter the calculation of such Adjusted EBITDA.

Schedule B-10

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.3(a).

“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the result (if positive) of

(a)           the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such transfer, minus

(b)           all ordinary and reasonable out of pocket costs and expenses actually incurred by such Person in connection with such Transfer (including, without limitation, all income taxes payable by such Person in connection therewith).

“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.

“Non-Excluded Taxes” is defined in Section 22.9.

“Notes” is defined in Section 1.2.

“Obligor” means the Company and each Subsidiary Guarantor.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Overnight Interest Rate” means with respect to an Accepted Note denominated in a currency other than Dollars, the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest bearing account.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means an acquisition by the Company or any Subsidiary of any stock or assets of a Person, provided, that, (i) at the time that any definitive agreement is entered into in respect of such acquisition, no Default or Event of Default shall exist or would exist if such acquisition were consummated at such time, (ii) at the time of and after giving effect to such acquisition, the Leverage Ratio shall be less than 3.25 to 1.00, and (iii) no less than five (5) days prior to consummating any acquisition in which the aggregate consideration paid by the Company or any Subsidiary thereof (including payments under non-compete arrangements and assumption of debt) exceeds $20,000,000, the Company shall have delivered to each holder of Notes a certificate of a Responsible Officer certifying to such holder that no Default or Event of Default exists or would exist if such acquisition were consummated on such date.

Schedule B-11

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means, in respect of any Person, shares of the Capital Stock of such corporation that are entitled to preference or priority over any other shares of the Capital Stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation or dissolution of such Person.

“Priority Debt” means, at any time, without duplication, (a) all Debt of the Company and its Subsidiaries secured by Liens not permitted under any of clauses (i) to (viii), inclusive, of Section 10.8(a), plus (b) all Debt and Preferred Stock of Subsidiaries (other than with respect to clause (b) only (x) Debt of any Subsidiary owed to, or Preferred Stock of any Subsidiary held by, any Obligor or any Wholly-Owned Subsidiary and (y) Debt of any Subsidiary (other than a Foreign Subsidiary) which is an Obligor so long as the holder of such Debt is a party to the Sharing Agreement with respect to such Debt). Notwithstanding clause (a) of the preceding sentence, any Debt secured by a Lien permitted by Section 10.8(a)(iv) shall constitute Priority Debt.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Subsidiary of operating assets of the Company or any Subsidiary having a value at least equivalent to the property subject to such transfer. For the avoidance of doubt, “operating assets” shall not include cash and cash equivalents.

“Proposed Prepayment Date” is defined in Section 8.4(a).

“Prudential” is defined in the list of addressees on the first page of this Agreement.

“Prudential Affiliate” shall mean (i) any Person controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a Person’s Voting Stock or equivalent voting securities or interests.

“PTE” is defined in Section 6.3.

“Purchaser” is defined in the list of addressees on the first page of this Agreement.

“Quotation” is defined in Section 2.2(d).

“QPAM Exemption” is defined in Section 6.3(d).

Schedule B-12

“Ratable Portion” means, for any Note, in connection with a Transfer, an amount equal to the product of

(a)	the Net Proceeds Amount in respect of such Transfer, multiplied by

(b)           a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is that portion of Consolidated Senior Debt to which a Debt Prepayment Offer is made (as set forth in the definition of such term).

“Redeemable” means, with respect to the Preferred Stock of any Person, each share of such Person’s Preferred Stock that is:

(a)           redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or (iii) upon the occurrence of a condition not solely within the control of such Person; or

(b)	convertible into other Redeemable Preferred Stock.

“Reference Period” means any period of four consecutive fiscal quarters of the Company.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Request for Purchase” is defined in Section 2.2(c).

“Required Holders” means, at any time, (a) with respect to all of the Notes, the holders of at least a majority of the principal amount of all of the Notes at the time outstanding, and (b) with respect to any Series of Notes, the holders of at least a majority of the principal amount of all of the Notes of such Series at the time outstanding, in each case, exclusive of any Notes then owned by the Company or any of its Affiliates. In determining the “Required Holders” of all of the Notes at any time, the principal amount of any Note of any Series denominated in a currency other than Dollars shall be deemed to be the U.S. Dollar Equivalent of the principal amount of such Note at such time.

“Rescheduled Closing Day” is defined in Section 2.2(g).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Security” has the meaning set forth in section 1(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” is defined in Section 1.2.

Schedule B-13

“Series A Note(s)” is defined in Section 1.1.

“Series B Note(s)” is defined in Section 1.1.

“Sharing Agreement” means that certain Amended and Restated Sharing Agreement, dated as of July 29, 2005 among each of the lenders party to the Credit Agreement and each other party signatory thereto, as amended, modified or supplemented from time to time.

“Shelf Note(s)” is defined in Section 1.2.

“Source” is defined in Section 6.3.

“Subsidiary” means a Person with respect to which a majority of the Voting Stock (other than stock having such power only by reason of the happening of a contingency) is at the time owned by the Company or by one or more Subsidiaries of the Company.

“Subsidiary Guarantor” means (i) West Pharmaceutical Services of Florida, Inc., a Florida corporation, West Pharmaceutical Services Lakewood, Inc., a Delaware corporation, West Pharmaceutical Services Cleveland, Inc., a Delaware corporation, West Pharmaceutical Services Canovanas, Inc., a Delaware corporation, West Pharmaceutical Services of Delaware, Inc., a Delaware corporation, West Pharmaceutical Services Vega Alta, Inc., a Delaware corporation, WPS Laboratories, Inc., a Delaware corporation, Tech Group North America, Inc., an Arizona corporation, Tech Group Grand Rapids, Inc., a Delaware corporation, (mfg) Tech Group Puerto Rico, Inc., an Arizona corporation, and (ii) any Person that has become a party to the Subsidiary Guaranty as required by Section 9.8 hereof, subsequent to the effective date thereof, by means of execution and delivery of a Joinder Agreement.

“Subsidiary Guaranty” is defined in Section 4.1(a)(iii).

“Subsidiary Stock” means, with respect to any Person, the Capital Stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into any Capital Stock) of any Subsidiary of such Person.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Taxes” is defined in Section 22.9.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Capital Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, (a) the Disposition Value of any property subject to each separate

Schedule B-14

Transfer and (b) the amount of Consolidated Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Dollar Equivalent” is defined in Section 2.2(a).

“Voting Stock” means Capital Stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Person performing similar functions), irrespective of whether or not at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and Voting Stock of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-15

SCHEDULE 4.10

CHANGES IN CORPORATE STRUCTURE

None

Schedule 4.10-1

SCHEDULE 5.3

DISCLOSURE MATERIALS

1.	Written (e-mail) responses to questions submitted by Prudential and communicated through the Company’s VP & Treasurer.

2.	Printed version of slide presentation made at the UBS Global Healthcare Conference February 14, 2006.

Schedule 5.3-1

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

BOARD OF DIRECTORS

Class I (Term Expiring in 2006)
William H. Longfield Anthony Welters Patrick J. Zenner Paula A. Johnson
Class II (Term Expiring in 2007)
George W. Ebright L. Robert Johnson John P. Neafsey Geoffrey F. Worden
Class III (Term Expiring in 2008)
Tenley E. Albright Donald E. Morel, Jr. Robert C. Young Jenne K. Britell

Chairman, Independent Directors
William H. Longfield

Schedule 5.4-1

2006 CORPORATE OFFICERS

Name	Title
Joseph E. Abbott	Vice President and Controller
Michael A. Anderson	Vice President and Treasurer
Steven A. Ellers	President and Chief Operating Officer
William J. Federici	Vice President and Chief Financial Officer
John R. Gailey III	Vice President, General Counsel and Secretary
Robert S. Hargesheimer	President, The Tech Group
Robert Keating	President, Europe and Asia Pacific, Pharmaceutical Systems Division
Richard D. Luzzi	Vice President, Human Resources
Donald E. Morel, Jr	Chairman of the Board and Chief Executive Officer
Donald A. McMillan	President, North America, Pharmaceutical Systems Division

Notes:

Each corporate officer is also an “executive officer” as defined by SEC regulations and an “officer” under Section 16 of the Securities Exchange Act of 1934.

AFFILIATED COMPANIES

At December 31, 2005, the following affiliated companies were accounted for under the equity method:

	Location	Ownership Interest

West Pharmaceutical Services Mexico, S.A.de C.V.	Mexico	49%

Aluplst S.A. de C.V.	Mexico	49%

Pharma-Tap S.A. de C.V.	Mexico	49%

Daikyo Seiko, Ltd.	Japan	25%

Schedule 5.4-2

SUBSIDIARIES OF THE COMPANY

State/County of	Stock
Incorporation	Ownership

West Pharmaceutical Services, Inc	Pennsylvania	Parent Co.
West Pharmaceutical Services Cleveland, Inc.	Delaware	100.0
West Pharmaceutical Services Indiana Holding, Inc.	Delaware	100.0
West Pharmaceutical Services Lakewood, Inc.	Delaware	100.0
West Pharmaceutical Services Evansville, L.P.	Delaware	100.0
Paco Laboratories, Inc.	Delaware	100.0
Charter Laboratories, Inc.	Delaware	100.0
West Pharmaceutical Services Canovanas, Inc.	Delaware	100.0
West Pharmaceutical Services Vega Alta, Inc.	Delaware	100.0
West Pharmaceutical Services of Delaware, Inc.	Delaware	100.0
West Pharmaceutical Services of Florida, Inc.	Florida	100.0
Citation Plastics Co.	New Jersey	100.0
West Pharmaceutical Services Argentina S.A.	Argentina	100.0
West Pharmaceutical Services Australia Pty. Ltd.	Australia	100.0
West International Sales Corporation	Barbados	100.0
West Pharmaceutical Services Brasil LTDA.	Brasil	100.0
West Pharmaceutical Services Colombia S.A.	Colombia	98.2(a)
West Pharmaceutical Services Holding Danmark ApS	Denmark	100.0
West Pharmaceutical Services Danmark A/S	Denmark	100.0
West Pharmaceutical Services Finance Danmark ApS	Denmark	100.0
West Pharmaceutical Services Limited Danmark A/S	Denmark	100.0
West Pharmaceutical Services Group Limited	England	100.0

West Pharmaceutical Services Drug Delivery and

Clinical Research Centre Ltd.	England	100.0
West Pharmaceutical Services Cornwall Ltd.	England	100.0
Plasmec PLC	England	100.0
West Pharmaceutical Services Lewes Ltd.	England	100.0
West Pharmaceutical Services Dublin, Ltd.	England	100.0
West Pharmaceutical Services France S.A.	France	99.9(b)
West Pharmaceutical Services Holding France SAS	France	100.0
West Pharmaceutical Services Holding GmbH	Germany	100.0
West Pharmaceutical Services Verwaltungs GmbH	Germany	100.0

West Pharmaceutical Services Deutschland

GmbH Co KG	Germany	100.0
The West Company (India) Private Ltd.	India	100.0
West Pharmaceutical Services Italia S.r.L.	Italy	100.0
Laborator, Polival, SPA	Italy	100.0
The West Company (Mauritius) Ltd.	Mauritius	100.0
West Pharmaceutical Services Singapore Pte. Ltd	Singapore	100.0
West Pharmaceutical Services Hispania S.A.	Spain	100.0
West Pharmaceutical Services Venezuela C.A.	Venezuela	100.0
Pharma-Gummi Beograd	Yugoslavia	100.0
Tech Group, Inc.	Arizona	100.0
(MFG) Tech Group Puerto Rico, Inc.	Puerto Rico	100.0
Tech Group North America, Inc.	Arizona	100.0
Tech Group Ireland	Ireland	100.0

Schedule 5.4-3

Tech Group de Mexico SRL de CV	Mexico	100.0
Tech Group Grand Rapids, Inc.	Michigan	100.0
Medimop USA LLC.	Ohio	90.0
Medimop Projects North – Israel	Israel	100.0
Medimop – Israel	Israel	100.0
West Monarch Analytical Laboratories LLC.	Delaware	100.0

(a) 1.55% is held in treasury by West Pharmaceutical Services Colombia S.A.

(b) In addition, .01% is owned directly by 8 individual shareholders who are officers of the Company

Schedule 5.4-4

SCHEDULE 5.5

FINANCIAL STATEMENTS

Audited consolidated Financial Statements of West Pharmaceutical Services, Inc. and Subsidiaries for fiscal years 2000-2005 and 10-Qs filed with the SEC for the same period. Also provided a draft of the 10K for December 31, 2005.

Schedule 5.5-1

SCHEDULE 5.8

CERTAIN LITIGATION

The following disclosure is from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and describes material litigation, as defined under and required by applicable Securities and Exchange Commission regulations:

On February 2, 2006, the Company settled a lawsuit filed in connection with the January 2003 explosion and related fire at its Kinston, N.C. plant. The Company’s monetary contribution was limited to the balance of its deductibles under applicable insurance policies, all of which has been previously recorded in our financial statements. The Company continues to be a party, but not a defendant, in a lawsuit brought by injured workers against a number of third-party suppliers to the Kinston plant. The Company believes exposure in that case is limited to amounts the Company and its workers’ compensation insurance carrier would otherwise be entitled to receive by way of subrogation from the plaintiffs.

By letter dated September 27, 2005, the Commonwealth of Puerto Rico notified the Company that it is potentially responsible for damages to natural resources, including groundwater and soils, resulting from alleged releases of hazardous substances at the Company’s former facility at an industrial park in Vega Alta, Puerto Rico. The notice stated that Puerto Rico, assisted by a private attorney, intends to bring suit within 60 days against the Company and other potentially responsible parties (PRPs) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and other applicable laws. Other PRPs that were industrial park tenants include Caribe GE International Controls Corp., together with alleged successors General Electric Company and NBC-Rainbow Holdings, Inc., Unisys, Harmon Automotive, Inc., and Motorola Electronica de Puerto Rico, Inc. If pursued, the Company intends to vigorously defend such litigation. At present, the Company has not yet received anything additional beyond the original notice.

Schedule 5.8-1

SCHEDULE 5.11

LICENSES, PERMITS, ETC.

None

Schedule 5.11-1

SCHEDULE 5.12

ERISA

List of ERISA Affiliates

1.	West Pharmaceutical Services of Florida, Inc.

2.	West Pharmaceutical Services Lakewood, Inc.

3.	West Pharmaceutical Services Cleveland, Inc.

4.	West Pharmaceutical Services of Evansville, LP

5.	West Pharmaceutical Services of Delaware, Inc.

6.	West Pharmaceutical Services of Canovanas, Inc.

7.	West Pharmaceutical Services Vega Alta

8.	West Monarch Analytical Laboratories, LLP

9.	Tech Group North America, Inc.

10.	Tech Group Grand Rapids, Inc.

11.	(mfg) Tech Group Puerto Rico, Inc.

List of Employee Benefits Plans

1.	The West Pharmaceutical Services, Inc. Employees’ Retirement Plan.

2.	The West Pharmaceutical Services, Inc. Savings Plan.

3.            The West Pharmaceutical Services, Inc. 401(k) Savings and Retirement Plan for Tech Group Employees.

4.	The West Pharmaceutical Services, Inc. Welfare Plan.

5.	The West Pharmaceutical Services, Inc. Welfare Plan for Employees of the Tech Group.

6.	The West Pharmaceutical Services, Inc. Flexible Benefit Plan for Employees of the Tech Group.

Schedule 5.12-1

SCHEDULE 5.15

EXISTING INDEBTEDNESS

West Pharmaceutical Services, Inc.

Debt Schedule as of December 31, 2005.

Entity Borrower	Lendor	Description	Currency	Amount	Rate	USD Equivalent	Rate
Long-Term Debt: (LTD)

Tech Grp Puerto Rico	Popular Leasing Citibank	Capital Lease	USD	33,383	1.0000	$33,383	7.00%
WPS Pa	Senior Noteholders (3)	Senior Notes - - April 9, 2009	USD	100,000,000	1.0000	$100,000,000	6.81%
WPS Pa and Guarantors (1)	Senior Noteholders (4)	Senior Notes - - B July 28, 2015	USD	25,000,000	1.0000	$25,000,000	5.51%
WPS Pa and Guarantors (1)	Senior Noteholders (5)	Senior Notes - - A July 28, 2012	USD	50,000,000	1.0000	$50,000,000	5.32%
WPS Pa and Domestic Subsidiaries (2)	Bank Group - - Revolving Credit Facility (6)	Credit Agreement - - May 17, 2004	USD	20,000,000	1.0000	$20,000,000	5.64%
WPS Pa and Domestic Subsidiaries	Bank Group - - Revolving Credit Facility (6)	Credit Agreement - - May 17, 2004	YEN	1,700,000,001	117.3600	$14,485,344	1.30%
WPS Pa and Domestic Subsidiaries	Bank Group - - Revolving Credit Facility (6)	Credit Agreement - - May 17, 2004	USD	10,990,000	1.0000	$10,990,000	5.50%
WPS Pa and Domestic Subsidiaries	Bank Group - - Revolving Credit Facility (6)	Credit Agreement - - May 17, 2004	USD	10,000,000	1.0000	$10,000,000	5.64%

Domestic Total:						$230,508,727

Schedule 5.15-1

Tech Grp Ireland	Allied Irish Bank	Capital Lease	EUR	192,754.8424		$228,815
WPS German Hldg Co and WPS Pa and Domestic Subs	Bank Group - - Revolving Credit Facility (5)	Credit Agreement - - May 17, 2004	EUR	27,000,000.8424		$32,051,282	3.67%
WPS Denmark and WPS Pa and Domestic Subs	Bank Group - - Revolving Credit Facility (5)	Credit Agreement - - May 17, 2004	DKK	113,103,679	6.2992	$17,955,245	3.67%

International Total						$50,235,342

Total LTD						$280,744,059

(1)West Pharmaceutical Services, Inc. and Guarantors as follows: West Pharmaceutical Services Florida, Inc., West Pharmaceutical Services Lakewood, Inc., WPS Laboratories, Inc., West Pharmaceutical Services Canovanas, Inc., West Pharmaceutical Services of Delaware, Inc., West Pharmaceutical Services Vega Alta, Inc.

(2)West Pharmaceutical Services, Inc. and Domestic Subsidiaries as follows: West Pharmaceutical Services Florida, Inc., West Pharmaceutical Services Lakewood, Inc., WPS Laboratories, Inc., West Pharmaceutical Services Canovanas, Inc., West Pharmaceutical Services of Delaware, Inc., West Pharmaceutical Services Vega Alta, Inc., West Pharmaceutical Services Cleveland, Inc.

(3)Senior Noteholders: The Prudential Insurance Company of America, Great-West Life & Annuity Insurance Company, The Great-West Life Assurance Company, Mutual of Omaha Insurance Company, General Electric Capital Assurance Company, General Electric Life and Annuity Assurance Company, Jackson National Life Insurance Company

(4) Senior Noteholders: C.M. Life Insurance Company, Massachusetts Mutual Life Insurance Company, MassMutual Asia Limited, United of Omaha Life Insurance Company

(5)Senior Noteholders: Allstate Insurance Company, Allstate Life Insurance Company, C.M. Life Insurance Company, General Electric Capital Assurance Company, Massachusetts Mutual Life Insurance Company

(6) Bank Group: PNC Bank, National Association, Wachovia Bank, Manufacturers & Traders Trust Company, National City Bank, Bank of America, Citizens Bank, Bank of Ireland

Schedule 5.15-2

Current Portion of Long-Term Debt: (CP of LTD)

WPS German Hldg Co			EUR	22,005.8424	$26,122

Total CP of LTD					$26,122

Notes Payable:
Tech Grp Puerto Rico	Popular Leasing Citibank		USD	0	$35,918
Tech Grp Ireland	Allied Irish Bank		USD	0	$215,326
WPS Belgrad	Privredna Banka Pancevo		USD	0	$14,303

Total Notes Payable					$265,547

Total Debt					$281,035,738

Letters of Credit: (LOC)

	PNC Bank	Zurich Ins Co - - Casualty Insurance		2,361,202.00
	PNC Bank	Nat’l Union Fire Ins – Casualty Ins		1,465,042.00
	Wachovia	Zurich Ins Co - - Casualty Insurance		539,580.00
	AIB	Tech Group Capital Leases		809,497.90
Total LOC				5,175,321.90

Existing Liens as of December 31, 2005

Entity	Description	Currency	Amount
TG Puerto Rico	Capital Lease (One Fork Lift and four automobile)	USD	$ 69,301
TG Ireland	Capital Lease (Injection Production Equipment)	USD	$444,141

Schedule 5.15-3

SCHEDULE 10.2

LINE OF BUSINESS

West is a global pharmaceutical technology company that applies proprietary materials science, formulation research and manufacturing innovation to the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer products. We have manufacturing locations in North and South America, Europe and Asia, with partners in Mexico and Japan. We operate within two reportable segments: “Pharmaceutical Systems” and “Tech Group”. Our business includes the provision of semi-finished and finished goods, including components and assembled devices, and associated laboratory, engineering and administrative services.

Schedule 10.2-1

EXHIBIT A-1

FORM OF SERIES A NOTE

WEST PHARMACEUTICAL SERVICES, INC.

4.215% SERIES A SENIOR NOTE DUE FEBRUARY 27, 2013

No. RA-___	[Date]
€________	PPN: 955306 A# 2

FOR VALUE RECEIVED, the undersigned, West Pharmaceutical Services, Inc., a Pennsylvania corporation (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ___________________ EUROS (€________) on February 27, 2013, with interest (computed on the basis of a 360 day year and actual days elapsed) (a) on the unpaid balance thereof at the rate of 4.215% per annum from the date hereof, payable quarterly, on the 27th day of each of February, May, August and November in each year, commencing with the 27th day of February, May, August or November next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.215% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate with respect to Euro currency.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the address shown in the register maintained by the Company for such purpose or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series A Senior Notes (herein called the “Notes”) issued pursuant to that certain Note Purchase Agreement, dated as of February 27, 2006 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Prudential Investment Management, Inc. and the respective Purchasers (as defined therein) named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.3 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit A-1-1

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE AND THE NOTE PURCHASE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

WEST PHARMACEUTICAL SERVICES, INC.

By:_________________________
Name:
Title:

Exhibit A-1-2

EXHIBIT A-2

FORM OF SERIES B NOTE

WEST PHARMACEUTICAL SERVICES, INC.

4.38% SERIES B SENIOR NOTE DUE FEBRUARY 27, 2016

No. RB-___	[Date]
€________	PPN: 955306 B* 5

FOR VALUE RECEIVED, the undersigned, West Pharmaceutical Services, Inc., a Pennsylvania corporation (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ___________________ EUROS (€________) on February 27, 2016, with interest (computed on the basis of a 360 day year and actual days elapsed) (a) on the unpaid balance thereof at the rate of 4.38% per annum from the date hereof, payable quarterly, on the 27th day of each of February, May, August and November in each year, commencing with the 27th day of February, May, August or November next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.38% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate with respect to Euro currency.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the address shown in the register maintained by the Company for such purpose or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Series B Senior Notes (herein called the “Notes”) issued pursuant to that certain Note Purchase Agreement, dated as of February 27, 2006 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Prudential Investment Management, Inc. and the respective Purchasers (as defined therein) named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.3 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit A-2-1

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE AND THE NOTE PURCHASE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

WEST PHARMACEUTICAL SERVICES, INC.

By:_________________________
Name:
Title:

Exhibit A-2-2

EXHIBIT A-3

FORM OF SHELF NOTE

WEST PHARMACEUTICAL SERVICES, INC.

SERIES __ SENIOR NOTE

NO. ___

CURRENCY:

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, West Pharmaceutical Services, Inc., a Pennsylvania corporation (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ___________________ [CURRENCY] ([________]) [on the final maturity date specified above] [, payable on the principal prepayment dates and in the amounts specified above, and on the final maturity date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year and actual days elapsed) (a) on the unpaid balance thereof at the interest rate per annum specified above, payable on each interest payment date specified above and on the final maturity date specified above, commencing with the interest payment date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable on each interest payment date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) two percent (2%) over the interest rate specified above or (ii) two percent (2%) over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate with respect to [Currency].(

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of [Currency Jurisdiction] at the address shown in the register maintained by the Company for such purpose or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Note Purchase Agreement, dated as of February 27, 2006 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company, Prudential Investment Management, Inc. and the respective Purchasers (as defined therein) named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality

_________________________

( Insert currency of Notes.

Exhibit A-3-1

provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.3 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified above in this Note. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE AND THE NOTE PURCHASE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

WEST PHARMACEUTICAL SERVICES, INC.

By:_________________________
Name:
Title:

Exhibit A-3-2

EXHIBIT B

FORM OF REQUEST FOR PURCHASE

WEST PHARMACEUTICAL SERVICES, INC.

Reference is made to the Multi-Currency Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of February 27, 2006, by and among West Pharmaceutical Services, Inc., a Pennsylvania corporation (together with its successors and assigns, the “Company”), Prudential and each Purchaser party thereto. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.2(c) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Requested Available Currency:	__________________
2.	Aggregate principal amount of
the Shelf Notes covered hereby
	(the “Notes”)..................	__________________
3.	Individual specifications of the Notes[1]:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

4.	Use of proceeds of the Notes:
5.	Proposed day for the closing of the purchase and sale of the Notes:
6.	The purchase price of the Notes is to be transferred to:

Name, Address and ABA Routing Number of Bank	Number of Account

7.

The Company certifies (a) that the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase except to the extent (i) expressly set forth herein and detailed in annexes attached hereto, and (ii) of changes caused by the transactions contemplated in the Agreement, (b) the proceeds of

_________________________

 As per Section 2.2(d), only fixed interest rates may be quoted with respect to any Notes so specified.

Exhibit B-1

such Notes will not be used for the purpose of financing a Hostile Tender Offer and (c) that there exists on the date of this Request for Purchase no Event of Default or Default.

Dated:	________________ ____, _______

WEST PHARMACEUTICAL SERVICES, INC.

By:___________________________

Authorized Officer

Exhibit B-2

EXHIBIT C

FORM OF CONFIRMATION OF ACCEPTANCE

WEST PHARMACEUTICAL SERVICES, INC.

Reference is made to the Multi-Currency Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of February 27, 2006, by and among West Pharmaceutical Services, Inc., a Pennsylvania corporation (together with its successors and assigns, the “Company”), Prudential and each Purchaser party thereto. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

The Person which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of Sections 2.2(e) and 2.2(g) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the penultimate sentence of Section 14.2 of the Agreement.

Pursuant to Section 2.2(e) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes
	1.	Requested Available Currency:	__________________

2.	Aggregate principal
	amount:	__________________
3.	U.S. Dollar Equivalent	$_________________

(A)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate (fixed rate only):
	(f)	Interest payment period:
	(g)	Payment and notice instructions: As set forth on attached Purchaser

Schedule

(B)	(a)	Name of Purchaser
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate (fixed rate only):
	(f)	Interest payment period:
	(g)	Payment and notice instructions: As set forth on attached Purchaser

Schedule

[(C), (D) . . . . . same information as above.]

II.	Closing Day:

Exhibit C-1

III.	Modification to Determination of Make-Whole Amount
(if requested Available Currency is not Dollars or Euros):

Dated:	________________ ____, _______

WEST PHARMACEUTICAL SERVICES, INC.

By:___________________________

Authorized Officer

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:__________________________

[PRUDENTIAL AFFILIATE]

By:__________________________

Exhibit C-2

EXHIBIT D

FORM OF SUBSIDIARY GUARANTY

See attached

EXHIBIT E

FORM OF LENDER JOINDER AGREEMENT

See attached

EXHIBIT F

FORM OF CONFIRMATION OF SUBSIDIARY GUARANTY

Reference is made to the Multi-Currency Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of February 27, 2006, by and among West Pharmaceutical Services, Inc., a Pennsylvania corporation (together with its successors and assigns, the “Company”), the Initial Note Purchasers, each Prudential Affiliate that becomes bound thereby (collectively, the “Purchasers”, and together with their successors and assigns including, without limitation, future holders of the Notes (defined below), herein collectively referred to as the “Noteholders”) and Prudential Investment Management, Inc., pursuant to which the Company (i) issued to the Purchasers its (x) 4.215% Series A Senior Notes due February 27, 2013 (the “Series A Notes”) in the aggregate principal amount of Twenty Million Three Hundred Seventy-Four Thousand Eight Hundred Ninety-Eight and 13/100 Euros (€20,374,898.13) and (y) 4.38% Series B Senior Notes due February 27, 2016 (the “Series B Notes”) in the aggregate principal amount of Sixty-One Million One Hundred Twenty-Four Thousand Six Hundred Ninety-Four and 38/100 Euros (€61,124,694.38) and (ii) authorized the issuance of additional senior promissory notes in the aggregate principal amount of up to Fifty Million Dollars ($50,000,000) (including the equivalent in the Available Currencies), each to bear interest on the unpaid balance thereof from the date thereof at the rate per annum as shall be set forth in the Confirmation of Acceptance with respect to each such Shelf Note delivered pursuant to Section 2.2(e) of the Agreement, and each to be dated the date of issuance thereof and to mature no more than ten (10) years after the date of original issuance thereof (the “Shelf Notes” and, together with the Series A Notes and the Series B Notes, collectively, the “Notes”). Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Agreement.

On the date hereof, the Company shall issue and sell to the Noteholders $____________ in principal amount of Shelf Notes under the Facility (the “Issued Shelf Notes”) in accordance with the terms of the Agreement.

The undersigned Subsidiary (the “Guarantor”) is a party to a Subsidiary Guaranty entered into in connection with the execution and delivery of the Agreement and the issuance and sale of the Series A Notes and the Series B Notes. The Guarantor hereby (i) consents to the issuance and sale of the Issued Shelf Notes, (ii) acknowledges and affirms all of its obligations under the terms of the Subsidiary Guaranty to which it is a party, and (iii) acknowledges and agrees that such obligations extend to the Issued Shelf Notes.

Dated: As of _______________

Exhibit F-1

                IN WITNESS WHEREOF, the Guarantor has caused this Confirmation of Subsidiary Guaranty to be executed on its behalf, as of the date first above written, by one of its duly authorized officers.

[GUARANTOR]

By:_________________________
Name:
Title:

Exhibit F-2

EXHIBIT 4.5(a)

FORM OF OPINION OF SPECIAL COUNSEL TO THE OBLIGORS

See attached

EXHIBIT 4.5(b)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

See attached